Exhibit 10.28
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (the “Amendment”) is made and entered into as of May 1, 2011, by and between Atlantic Diving Supply, Inc., a Virginia corporation (the “Company”), and Bruce Dressel (the “Executive”) for the purpose of amending the Employment Agreement dated as of August 1, 2008, and amended as of March 1, 2011, by and between the Company and the Executive (as amended, the “Employment Agreement”).
     WHEREAS, prior to the date hereof, the Company has begun a process which, upon its consummation, would result in the initial public offering of the Company’s common stock (the “IPO”);
     WHEREAS, in connection with the IPO, the Company intends to adopt a new incentive award plan and, subject to the Executive’s continued employment with the Company through the consummation of the IPO, the Company intends to grant certain equity awards to the senior executives of the Company, including the Executive, effective upon the consummation of the IPO (the “Equity Awards”);
     WHEREAS, pursuant to the terms and conditions of the Employment Agreement, the Executive is entitled to receive a Sale Bonus (as defined in the Employment Agreement) upon a Sale of the Company (as defined in the Employment Agreement);
     WHEREAS, the parties acknowledge and agree that the IPO will not constitute a Sale of the Company under the terms of the Employment Agreement and no Sale Bonus will be payable in connection with the IPO;
     WHEREAS, in consideration for the grant of the Equity Awards, and as a condition precedent to the effectiveness of any Equity Awards granted to the Executive, the parties have agreed that the Sale Bonus provisions in the Employment Agreement will cease to apply upon and following the consummation of the IPO;
     WHEREAS, the parties hereto desire to modify certain terms of the Employment Agreement as hereinafter provided; and
     WHEREAS, pursuant to Section 17 of the Employment Agreement, the Employment Agreement may be amended in whole or in part in writing in a form substantially similar to the form thereof.
     NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual promises and covenants set forth below, the Company and the Executive hereby agree as follows:
     1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.

     2. Amendment to Section 5. Section 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:
“5.	Sale of the Company. If during the Term and prior to the first date upon which the Company’s common stock is listed (or approved for listing) on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system (i) any person or persons or entity or entities (other than family members or family trusts) who do not presently own stock in the Company acquire ownership of fifty one percent (51%) or more of the Company’s stock or (ii) such persons or entities acquire fifty one percent (51%) or more of the total gross fair market value of the Company’s assets (collectively, the “Sale of the Company”) for a purchase price not less than one hundred million dollars ($100,000,000.00) net cash or property actually received by the stock owners in the case of a stock sale or by the Company the case of an asset sale, then the Company shall pay the Executive a bonus (a “Sale Bonus”) in an amount equal to the excess of (x) one half of one percent (0.5%) of the purchase price over (y) any amounts paid or payable to the Executive pursuant to the terms of the Transaction Bonus Agreement. Subject to Section 14, the Sale Bonus shall be paid within thirty (30) days of the closing of the sale of the stock or assets and the disbursement of the purchase price in full. Upon the Sale of the Company, the Term shall be extended for a period of two years from the date of sale and the Executive shall be entitled to receive no less than the same benefits, salary and bonus opportunity he received immediately prior to the sale for the remainder of the Term. For purposes of this Section 5, “Company” shall mean ADS Tactical, Inc. and/or Atlantic Diving Supply, Inc.”
     3. Section References. Unless otherwise indicated, all references in this Amendment to designated “Sections” are references to designated Sections of the Employment Agreement.
     4. Continuing Effectiveness of Employment Agreement. Except as modified by the foregoing, the terms and conditions of the Employment Agreement (including any previous amendments thereto), shall remain unaffected and shall continue in full force and effect after the date hereof.
     5. Form of Amendment. The Company and the Executive acknowledge and agree that this Amendment is made pursuant to, and in accordance with the terms of, Section 17 of the Employment Agreement.
     6. Counterparts. This Amendment may be executed in one or more counterparts and all counterparts taken together shall be deemed to constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ATLANTIC DIVING SUPPLY, INC.
/s/ Luke M. Hillier
By:	Luke M. Hillier
Its:	CEO

EXECUTIVE
/s/ James B. Dressel
Bruce Dressel